Exhibit 99.1

Forest Oil Announces First Quarter 2010 Results;

Additional Success and Expanded Activity in the Texas Panhandle; Significant Acreage Position in the Eagle Ford Shale

First Quarter Average Net Sales Volumes of 417 MMcfe/d Exceeds Guidance

Eighth and Ninth Texas Panhandle Operated Wells 24-hour Initial Production Rates of 45 and 24 MMcfe/d; Tested New Granite Wash Zone Which Resulted in Highest Initial Production Rate to Date

Adding Rig to the Texas Panhandle to Increase Focus on Liquids-Rich Projects

Eagle Ford Shale Position at Approximately 106,000 Gross (102,000 Net) Acres

DENVER--(BUSINESS WIRE)--May 3, 2010--Forest Oil Corporation (NYSE: FST) (Forest or the Company) today announced financial and operational results for the first quarter of 2010.

The Company reported the following highlights for the three months ended March 31, 2010:

  Adjusted net earnings of $47.5 million increased 70% from the corresponding 2009 period
  Adjusted net earnings per diluted share of $0.42 increased 45% from the corresponding 2009 period
  Adjusted EBITDA of $171.0 million decreased 11% from the corresponding 2009 period
  Adjusted discretionary cash flow of $133.3 million decreased 15% from the corresponding 2009 period

H. Craig Clark, President and CEO, stated, “The first quarter of 2010 provided organic production growth in excess of our guidance as our Texas Panhandle wells exceeded our median type curve. In addition to the horizontal success achieved in the initial Granite Wash target zone, we have now horizontally tested a second Granite Wash zone that resulted in the best initial production rate in the play to date. The Texas Panhandle results allowed for sequential organic growth in the first quarter, which commenced ahead of our original expectation, and provide positive momentum in achieving our organic growth goals for 2010. As a result of the Panhandle success we will re-allocate additional capital to the Texas Panhandle and reduce spending in our Ark-La-Tex programs. As we move forward into 2010 and beyond, we will prudently manage our drilling program to focus on the highest rate-of-return projects, primarily focusing on liquids-rich projects. We have also recently added to our acreage holdings in our three core areas, the Granite Wash in the Texas Panhandle, the Haynesville / Bossier Shale in East Texas / North Louisiana, and the Nikanassin resource play in Canada. This added acreage, along with our 102,000 net acres in the Eagle Ford Shale play, provides for significant prospective drilling locations and highly visible future growth.”

FIRST QUARTER 2010 RESULTS

For the three months ended March 31, 2010, Forest reported net earnings of $109.2 million or $0.97 per diluted share. This compares to Forest’s net loss of $1.2 billion or $(12.32) per diluted share in the corresponding period in 2009. Net earnings for the three months ended March 31, 2010, were affected by the following items:

  The non-cash effect of net unrealized gains on derivative instruments totaling $83.2 million ($53.2 million net of tax)
  The non-cash effect of unrealized foreign currency exchange gains totaling $6.7 million ($5.6 million net of tax)
  A net gain on debt extinguishment totaling $4.6 million ($2.9 million net of tax)

Without the effects of these items, Forest’s adjusted net earnings for the three months ended March 31, 2010, were $47.5 million or $0.42 per diluted share. This is an increase of 70% and 45%, respectively, compared to Forest’s adjusted net earnings of $27.9 million or $0.29 per diluted share in the corresponding 2009 period.

Forest’s adjusted EBITDA decreased 11% for the three months ended March 31, 2010, to $171.0 million, compared to adjusted EBITDA of $193.1 million in the corresponding 2009 period. Forest’s adjusted discretionary cash flow decreased 15% for the three months ended March 31, 2010, to $133.3 million, compared to adjusted discretionary cash flow of $156.5 million in the corresponding 2009 period.

The increase in adjusted net earnings was primarily due to lower depreciation and depletion expense for the three months ended March 31, 2010, compared to the corresponding 2009 period, as a result of a non-cash ceiling test write-down of oil and gas properties during the three months ended March 31, 2009. The decrease in EBITDA and discretionary cash flow, each as adjusted, was primarily due to lower realizations from oil and gas derivatives during the three months ended March 31, 2010, compared to the corresponding 2009 period.

Net Sales Volumes, Average Realized Prices, and Revenues

For the three months ended March 31, 2010, Forest’s average oil and gas net sales volumes had sequential organic growth of 1% to 417 MMcfe/d, in excess of guidance of 410 to 414 MMcfe/d issued on January 7, 2010.

	Three Months Ended March 31, 2010
	Gas	Oil	NGLs	Total
Net sales volumes	(MMcf/d)	(MBbls/d)	(MBbls/d)	(MMcfe/d)

United States	267.9	5.6	7.5	346.5
Canada	55.3	2.0	0.5	70.5
Totals	323.2	7.6	8.0	416.9

	Gas	Oil	NGLs	Total
Average realized prices	($/Mcf)	($/Bbl)	($/Bbl)	($/Mcfe)

United States	$4.94	75.92	40.05	5.91
Canada	4.57	69.31	46.77	5.90
Average realized prices not including realized derivative gains and losses	4.88	74.18	40.49	5.91

Realized gains (losses) on NYMEX derivatives	0.61	(1.08)	-	0.45
Realized losses on basis derivatives	(0.36)	-	-	(0.28)
Average realized prices including realized derivative gains and losses	$5.12	73.09	40.49	6.08

Revenues (in thousands)	Gas	Oil	NGLs	Total

United States	$119,095	38,113	27,114	184,322
Canada	22,734	12,475	2,198	37,407
Revenues not including realized derivative gains and losses	141,829	50,588	29,312	221,729

Realized gains (losses) on NYMEX derivatives	17,631	(738)	-	16,893
Realized losses on basis derivatives	(10,445)	-	-	(10,445)
Revenues including realized derivative gains and losses	$149,015	49,850	29,312	228,177

Total Cash Costs

Total cash costs decreased 10% for the three months ended March 31, 2010, to $97.8 million, compared to $108.1 million in the corresponding 2009 period. Total cash costs per-unit increased 19% for the three months ended March 31, 2010, to $2.61 per Mcfe, compared to $2.19 per Mcfe in the corresponding 2009 period.

The decrease in cash costs was primarily the result of decreased production expense resulting from the sale of Forest’s Permian Basin operations in the third and fourth quarters of 2009, as well as cost cutting initiatives. The increase in cash costs per-unit was primarily the result of increased general and administrative expense and increased interest expense per-unit, which were a result of lower net sales volumes in the first quarter of 2010 as compared to the corresponding 2009 period. The following table details the components of total cash costs for the three months ended March 31, 2010 and 2009:

	Three Months Ended March 31,
	2010	Per Mcfe	2009	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$45,389	1.21	58,170	1.18
General and administrative expense (excluding stock-based compensation of $5,077 and $3,947, respectively)	13,676	0.36	12,138	0.25
Interest expense	38,043	1.01	36,545	0.74
Current income tax expense	717	0.02	1,268	0.03
Total cash costs	$97,825	2.61	108,121	2.19

_________________________

Total cash costs is a non-GAAP measure calculated in accordance with oil and gas industry standards that is used by management to assess the Company’s cash operating performance. Total cash costs is defined as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Depreciation and Depletion Expense

Forest’s depreciation and depletion expense per-unit decreased 34% for the three months ended March 31, 2010 to $1.39 per Mcfe, compared to $2.11 per Mcfe in the corresponding 2009 period. The decrease was a result of non-cash ceiling test write-downs of oil and gas properties during the three months ended March 31, 2009, and the sale of oil and gas properties in 2009.

Exploration and Development Capital Expenditures

Forest invested $215.8 million in exploration and development activities (excluding capitalized interest, stock-based compensation, and asset retirement obligations) for the three months ended March 31, 2010, compared to $239.9 million in the corresponding 2009 period. The decrease in exploration and development capital expenditures for the three months ended March 31, 2010, was a result of a decreased rig count compared to the corresponding 2009 period.

Forest also invested $62.9 million in leasehold acquisitions in Texas, North Louisiana, and Alberta, Canada for the three months ended March 31, 2010, compared to $4.6 million in the corresponding 2009 period.

OPERATIONAL PROJECT UPDATE

Texas Panhandle – Granite Wash

Forest completed two wells in April 2010, Well #8 and Well #9, that had initial 24-hour production rates of 45 MMcfe/d and 24 MMcfe/d, respectively.

Operated Wells	Working Interest (%)	Gross Natural Gas (MMcf/d)	Gross Oil & Condensate (Bbls/d)	Gross Natural Gas Liquids (Bbls/d)	Gross Equivalent (MMcfe/d)
Well #8	100.0	14.2	3,014	2,094	45
Well #9	93.8	8.5	897	1,629	24

Average	96.9	11.4	1,956	1,862	34

Program Average	74.4	11.7	1,090	1,814	29

The results from the two most recent operated Texas Panhandle wells bring Forest’s total average 24-hour production rate from its horizontal Granite Wash program to 29 MMcfe/d, of which 60% of the equivalent rate is attributable to liquids. Well #8 was drilled in a new Granite Wash zone that was previously untested horizontally by the Company. As a result of the continuing successful expansion of the play, in terms of zones tested and areal extent, Forest is adding an additional rig to the play. This increases Forest’s rig count in the south fairway to four rigs. The Company also intends to run one rig in the central / north fairway throughout the remainder of the year, bringing the total operated rig count in the area to five rigs.

During the first quarter of 2010, Forest added approximately 3,000 net acres in the south fairway of the play. As of March 31, 2010, Forest holds approximately 135,000 gross (97,000 net) acres in the Texas Panhandle.

Canadian Deep Basin – Nikanassin Resource Play

Forest drilled and completed its 11th and 12th wells in the Nikanassin resource play in the Canadian Deep Basin. Well #11 and Well #12 had initial 24-hour test rates of 5 MMcfe/d and 15 MMcfe/d, respectively. Forest has approximately 25 – 30 MMcfe/d of net production in the area that is currently shut-in awaiting infrastructure project completions. These projects are expected to be completed and production is expected to be placed to sales in the fourth quarter of 2010.

In April 2010, Forest added approximately 15,000 net acres in the play. As of April 30, 2010, Forest holds approximately 120,000 gross (79,000 net) acres in the Canadian Deep Basin Nikanassin resource play.

East Texas, North Louisiana – Haynesville / Bossier Shale

During the first quarter of 2010, Forest added approximately 25,200 gross (16,700 net) acres in the core area of the Haynesville / Bossier Shale play. As of March 31, 2010, Forest holds approximately 40,200 gross (27,900 net) acres in the core area of the Haynesville / Bossier Shale, which included Red River and Sabine Parishes, Louisiana and Shelby County, Texas. In addition, Forest has approximately 62,700 gross (44,400 net) acres prospective for the Haynesville / Bossier Shale primarily in Harrison, Panola, and Rusk Counties, Texas. Forest currently has two wells completing in Red River Parish, Louisiana and expects to drill 13 wells for the remainder of 2010 in the core area of the Haynesville / Bossier Shale play.

Gonzales, Lee, Wilson, Atascosa & DeWitt Counties, Texas – Eagle Ford Shale

Forest has been actively acquiring acreage in the Eagle Ford Shale since 2009. As of March 31, 2010, the Company’s leasehold in South Texas prospective for the Eagle Ford Shale is approximately 106,000 gross (102,000 net) acres, of which approximately 81,000 of the gross and net acreage is in the Gonzales and Wilson County oil window.

Forest intends to shoot seismic over portions of the acreage during the second and third quarters of 2010 and expects to commence a drilling program thereafter.

CREDIT FACILITIES AND LIQUIDITY

Forest’s borrowing base under its bank credit facilities was reaffirmed at $1.3 billion in April 2010. The Company had no borrowings outstanding on its bank credit facilities and had a cash balance of $214 million at March 31, 2010, which resulted in liquidity in excess of $1.5 billion.

NATURAL GAS, OIL, AND BASIS DERIVATIVES

As of May 3, 2010, Forest had natural gas and oil derivatives in place for the remainder of 2010 covering the aggregate average daily volumes and weighted average prices shown below. The NYMEX derivatives provide price protection on an estimated 60% and 58% of the midpoint of guided 2010 natural gas and oil net sales volumes, respectively. None of these natural gas and oil derivatives contains knock-out provisions that would cause a derivative to cease to exist at prices below an established threshold. The derivative counterparties consist primarily of commercial banks that are lenders under our credit facilities, or affiliates of such banks.

Apr - Dec 2010
Natural gas swaps:
Contract volumes (Bbtu/d)	208.9
Weighted average price (per MMBtu)	$6.21

Oil swaps:
Contract volumes (MBbls/d)	3.0
Weighted average price (per Bbl)	$76.06

Oil collars:
Contract volumes (MBbls/d)	2.0
Weighted average ceiling price (per Bbl)	$98.50
Weighted average floor price (per Bbl)	$60.00

Summary weighted average oil derivatives:
Contract volumes (MBbls/d)	5.0
Weighted average ceiling price (per Bbl)	$85.04
Weighted average floor price (per Bbl)	$69.64

Forest also has basis derivatives in connection with its NYMEX natural gas derivatives in order to fix the price differential between the NYMEX price and the index price at which the natural gas production is sold. As of May 3, 2010, Forest had basis derivatives in place for the remainder of 2010 covering the aggregate average daily volumes and weighted average prices shown below. Basis derivatives provide differential price protection on an estimated 51% of the midpoint of guided 2010 natural gas volumes.

Apr - Dec 2010
Houston Ship Channel basis swaps:
Contract volumes (Bbtu/d)	50.0
Weighted average price (per MMBtu)	$(0.29)

NGPL TxOk basis swaps:
Contract volumes (Bbtu/d)	40.0
Weighted average price (per MMBtu)	$(0.44)

NGPL Mid-Con basis swaps:
Contract volumes (Bbtu/d)	60.0
Weighted average price (per MMBtu)	$(1.04)

Centerpoint basis swaps:
Contract volumes (Bbtu/d)	30.0
Weighted average price (per MMBtu)	$(0.95)

Summary weighted average basis swaps:
Contract volumes (Bbtu/d)	180.0
Weighted average price (per MMBtu)	$(0.68)

UPDATED 2010 GUIDANCE

The guidance below represents Forest’s updated oil and gas net sales volumes, price differentials, general and administrative (G&A) expense (excluding stock-based compensation), and depreciation, depletion, and amortization (DD&A) expense for the full year 2010. The updated guidance remains subject to the cautionary statements and limitations contained in our January 7, 2010, press release under the caption “Guidance,” as well as those stated below under the caption “Forward-Looking Statements.” Except as indicated below, all other guidance detailed in Forest’s press release dated January 7, 2010, has not changed.

Forest intends to reduce capital spending in its Ark-La-Tex properties to increase its focus on liquids-rich projects in the Texas Panhandle Granite Wash. The net effect of the re-allocation of capital does not have an impact on Forest’s total capital spending guidance for 2010.

Oil and Gas Net Sales Volumes: As a result of an enhanced liquids drilling campaign for the remainder of 2010, Forest has increased the guided liquids percentage of oil and gas net sales volumes to 22.5% from its previously guided percentage of 20%.

Price Differentials: 2010 price differential guidance does not include the effects of natural gas, oil, and basis derivatives Forest has in place for 2010.

As a result of favorable natural gas liquids (NGL) pricing, Forest has increased the NGL realization guidance to 42.5% of the WTI price from its previous guidance of 40% of the WTI price.

General and Administrative (G&A) Expense: As a result of increased compensation expense associated with Forest’s increased drilling activity in 2010 as compared to 2009, Forest has increased the guided range to $50 - $55 million from its previously guided range of $45 – $50 million.

Depreciation, Depletion, and Amortization (DD&A) Expense: As a result of higher future development costs, finding and development costs in excess of current DD&A rates, and the foreign currency translation effects from the appreciation of the Canadian dollar, Forest has increased the guided range to $1.40 to $1.50 per Mcfe from its previously guided range of $1.20 to $1.30 per Mcfe.

NON-GAAP FINANCIAL MEASURES

Adjusted Net Earnings

In addition to reporting net earnings as defined under generally accepted accounting principles (GAAP), Forest also presents adjusted net earnings, which is a non-GAAP performance measure. Adjusted net earnings consists of net earnings (loss) after adjustment for those items described in the table below. Adjusted net earnings does not represent and should not be considered an alternative to GAAP measurements, such as net earnings (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Forest believes that the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Forest’s management does not view adjusted net earnings in isolation and also uses other measurements, such as net earnings and revenues to measure operating performance. The following table provides a reconciliation of net earnings (loss), the most directly comparable GAAP measure, to adjusted net earnings for the periods presented (in thousands):

	Three Months Ended
	March 31,
	2010	2009

Net earnings (loss)	$109,162	(1,177,773)
Unrealized gains on derivative instruments, net of tax	(53,194)	(43,147)
Unrealized foreign currency exchange (gains) losses, net of tax	(5,585)	2,974
Gain on debt extinguishment, net of tax	(2,924)	-
Unrealized losses on other investments, net of tax	-	1,486
Ceiling test write-down of oil and gas properties, net of tax, including the related valuation allowance recorded against defered tax assets	-	1,244,360
Adjusted net earnings	47,459	27,900

Earnings attributable to participating securities and other adjustments	(828)	(640)
Adjusted net earnings for diluted earnings per share	$46,631	27,260

Weighted average number of diluted shares outstanding as adjusted for adjusted earnings	111,002	95,634

Adjusted diluted earnings per common share	$0.42	0.29

Adjusted EBITDA

In addition to reporting net earnings as defined under GAAP, Forest also presents net earnings before interest, taxes, depreciation, depletion, and amortization (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings (loss) after adjustment for those items described in the table below. Adjusted EBITDA does not represent and should not be considered an alternative to GAAP measurements, such as net earnings (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Forest believes the measure is useful in evaluating its fundamental core operating performance. Forest also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Forest’s management uses adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Forest’s management does not view adjusted EBITDA in isolation and also uses other measurements, such as net earnings and revenues to measure operating performance. The following table provides a reconciliation of net earnings (loss), the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended
	March 31,
	2010	2009

Net earnings (loss)	$109,162	(1,177,773)
Income tax expense (benefit)	59,411	(290,347)
Unrealized gains on derivative instruments, net	(83,242)	(67,539)
Unrealized foreign currency exchange (gains) losses, net	(6,650)	3,539
Unrealized losses on other investments, net	-	2,327
Interest expense	38,043	36,545
Gain on debt extinguishment, net	(4,578)	-
Accretion of asset retirement obligations	1,839	2,038
Ceiling test write-down of oil and gas properties	-	1,575,843
Depreciation, depletion, and amortization	52,312	104,552
Stock-based compensation	4,654	3,947
Adjusted EBITDA	$170,951	193,132

Adjusted Discretionary Cash Flow

In addition to reporting cash provided by operating activities as defined under GAAP, Forest also presents adjusted discretionary cash flow, which is a non-GAAP liquidity measure. Adjusted discretionary cash flow consists of cash provided by operating activities after adjustment for those items described in the table below. This measure does not represent and should not be considered an alternative to GAAP measurements, such as cash provided by operating activities (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. Forest’s management uses adjusted discretionary cash flow to manage its business, including in preparing its annual operating budget and financial projections. Forest’s management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations before changes in working capital, which fluctuates due to the timing of collections of receivables and the settlements of liabilities. This measure does not represent the residual cash flow available for discretionary expenditures. The following table provides a reconciliation of cash provided by operating activities, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended
	March 31,
	2010	2009

Net cash provided by operating activities	$65,678	148,366

Changes in working capital:
Accounts receivable	5,055	(43,280)
Other current assets	2,874	(10,136)
Accounts payable and accrued liabilities	66,493	89,982
Accrued interest and other current liabilities	(6,813)	(28,426)
Adjusted discretionary cash flow	$133,287	156,506

Net Debt

In addition to reporting total debt as defined under GAAP, Forest also presents net debt, which is a non-GAAP debt measure. Net debt consists of the principal amount of debt adjusted for cash and cash equivalents at the end of the period. Forest’s management uses net debt to assess Forest’s indebtedness. The following table sets forth the components of net debt for the periods presented (in thousands):

	March 31, 2010		December 31, 2009
	Principal	Book*	Principal	Book*
8% Senior notes due 2011	$285,000	288,691	285,000	289,221
7% Senior subordinated notes due 2013	112	110	112	110
8 1/2% Senior notes due 2014	600,000	577,406	600,000	575,971
7 3/4% Senior notes due 2014	-	-	150,000	156,678
7 1/4% Senior notes due 2019	1,000,000	1,000,520	1,000,000	1,000,534
Total debt	1,885,112	1,866,727	2,035,112	2,022,514

Less: cash and cash equivalents	213,778	213,778	467,221	467,221

Net debt	$1,671,334	1,652,949	1,567,891	1,555,293

_________________________

* Book amounts include the principal amount of debt adjusted for unamortized gains on interest rate swap terminations of $1.4 million and $9.4 million at March 31, 2010, and December 31, 2009, respectively, and unamortized net (discounts) premiums on the issuance of certain senior notes of $(19.8) million and $(21.9) million at March 31, 2010, and December 31, 2009, respectively.

TELECONFERENCE CALL

A conference call is scheduled for Tuesday, May 4, 2010, at 12:00 p.m. MT to discuss the release. You may access the call by dialing toll free 800-399-6298 (for U.S./Canada) and 706-634-0924 (for International) and request the Forest Oil teleconference (ID # 70621683). A Q&A period will follow.

A replay will be available from Tuesday, May 4, through Tuesday, May 18, 2010. You may access the replay by dialing toll free 800-642-1687 (for U.S./Canada) and 706-645-9291 (for International), conference ID # 70621683.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements are subject to all of the risks and uncertainties normally incident to Forest’s exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, oil and natural gas price volatility, Forest’s access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial crisis on Forest’s business and financial condition, a lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, economic conditions and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

FOREST OIL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$213,778	467,221
Accounts receivable	132,790	126,354
Derivative instruments	117,790	35,643
Deferred income taxes	-	7,108
Inventory	52,390	52,211
Other current assets	44,782	41,455
Total current assets	561,530	729,992

Net property and equipment	2,489,533	2,259,207

Deferred income taxes	372,058	393,061
Goodwill	256,478	255,908
Derivative instruments	-	556
Other assets	44,497	45,966
	$3,724,096	3,684,690

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$322,796	284,302
Accrued interest	34,776	25,755
Derivative instruments	35,112	41,358
Current portion of long-term debt	-	156,678
Asset retirement obligations	3,006	4,853
Deferred income taxes	26,753	-
Other current liabilities	18,841	22,074
Total current liabilities	441,284	535,020

Long-term debt	1,866,727	1,865,836
Asset retirement obligations	82,247	88,450
Derivative instruments	5,454	826
Deferred income taxes	52,626	46,884
Other liabilities	68,055	68,520
Total liabilities	2,516,393	2,605,536

Shareholders' equity:
Common stock	11,247	11,234
Capital surplus	2,662,526	2,652,689
Accumulated deficit	(1,543,264)	(1,652,426)
Accumulated other comprehensive income	77,194	67,657
Total shareholders' equity	1,207,703	1,079,154
	$3,724,096	3,684,690

FOREST OIL CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
	(In thousands, except per share amounts)

Revenues:
Oil and gas sales	$221,729	194,659
Interest and other	136	209
Total revenues	221,865	194,868

Costs, expenses, and other:
Lease operating expenses	29,102	41,231
Production and property taxes	11,428	11,695
Transportation and processing costs	4,859	5,244
General and administrative (including stock-based compensation of $5,077 and $3,947, respectively)	18,753	16,085
Depreciation, depletion, and amortization	52,312	104,552
Accretion of asset retirement obligations	1,839	2,038
Ceiling test write-down of oil and gas properties	-	1,575,843
Interest expense	38,043	36,545
Realized and unrealized gains on derivative instruments, net	(93,211)	(139,328)
Other, net	(9,833)	9,083
Total costs, expenses, and other	53,292	1,662,988

Earnings (loss) before income taxes	168,573	(1,468,120)

Income tax expense (benefit):
Current	717	1,268
Deferred	58,694	(291,615)
Total income tax expense (benefit)	59,411	(290,347)

Net earnings (loss)	$109,162	(1,177,773)

Weighted average number of common shares outstanding:
Basic	110,416	95,571
Diluted	111,002	95,571

Basic earnings (loss) per common share	$0.97	(12.32)

Diluted earnings (loss) per common share	$0.97	(12.32)

FOREST OIL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
	(In thousands)
Cash flows from operating activities:
Net earnings (loss)	$109,162	(1,177,773)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	52,312	104,552
Accretion of asset retirement obligations	1,839	2,038
Ceiling test write-down of oil and gas properties	-	1,575,843
Unrealized gains on derivative instruments, net	(83,242)	(67,539)
Unrealized losses on other investments, net	-	2,327
Unrealized foreign currency exchange (gains) losses	(6,650)	3,539
Deferred income tax	58,694	(291,615)
Stock-based compensation	4,654	3,947
Other, net	(3,482)	1,187

Changes in operating assets and liabilities:
Accounts receivable	(5,055)	43,280
Other current assets	(2,874)	10,136
Accounts payable and accrued liabilities	(66,493)	(89,982)
Accrued interest and other current liabilities	6,813	28,426
Net cash provided by operating activities	65,678	148,366

Cash flows from investing activities:
Capital expenditures	(193,338)	(323,169)
Proceeds from sales of assets	10,766	6,292
Net cash used by investing activities	(182,572)	(316,877)

Cash flows from financing activities:
Bank repayments and borrowings, net	-	(368,628)
Redemption of 7¾% senior notes	(151,938)	-
Proceeds from issuance of senior notes, net of issuance costs	-	559,767
Change in bank overdrafts	13,003	(21,752)
Proceeds from the exercise of options and from employee stock purchase plan	2,561	458
Other, net	(137)	(2,663)
Net cash (used) provided by financing activities	(136,511)	167,182

Effect of exchange rate changes on cash	(38)	(20)

Net decrease in cash and cash equivalents	(253,443)	(1,349)
Cash and cash equivalents at beginning of period	467,221	2,205
Cash and cash equivalents at end of period	$213,778	856

CONTACT:
Forest Oil Corporation
Patrick J. Redmond, 303-812-1441
VP - Corporate Planning and Investor Relations